EXHIBIT 99.04




             CONTACT:
             Tim Carroll
             The Hillhaven Corporation
             Vice President, Investor Relations
             (206) 756-4806

                                 HILLHAVEN ESTABLISHES
                        GRANTOR TRUST FOR EMPLOYEE BENEFIT PLANS

             TACOMA, Washington (January 16, 1995) -- The Hillhaven Corporation(NYSE:HIL), one of the nation's largest diversified health care providers, today announced that it has created a grantor trust to pre-fund future obligations under existing Hillhaven employee benefit plans.

             Hillhaven has committed to transfer an aggregate of 4,200,000 newly issued shares of its common stock to the grantor trust. Hillhaven stated that the establishment of the trust will not effect earnings per share for financial reporting purposes and that Hillhaven's fully-diluted earnings per share calculations currently reflect the impact of shares included in these plans.

             Among the benefit plans supported by the grantor trust are the performance investment plan, the employee stock purchase plan and stock incentive plan, which already contemplate the issuance of more than the number of shares to be held by the trust. The issuance of shares to the trust will not change the number of shares to be issued pursuant to Hillhaven's existing stock-based benefit plans.

             The shares held by the trust will be entitled to receive dividends paid, if any, and to vote on matters presented to holders of common stock. Under the terms of the trust, decisions as to the voting of the shares held by the trust will be made by participants in Hillhaven's plans supported by the trust. Similarly, rights to participate in any tender or exchange offers relating to common shares will be passed through to such plan participants.

             Hillhaven stated that the creation of the grantor trust is expected to be viewed positively by rating agencies and banks. A number of public companies have created grantor trusts to fund their employee benefit plans.

             The Hillhaven Corporation is one of the nation's largest diversified health care providers, operating 363 nursing centers, retirement housing communities and pharmacy outlets in 36 states. Hillhaven offers an extensive array of health care services including subacute care, inpatient and outpatient rehabilitation, orthopedic and stroke recovery programs, post-operative care, long term care, specialized care for Alzheimer's disease, pharmacy services and retirement and assisted living services.

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